SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 31, 2008

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in our other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 31, 2008, BioTime’s Board of Directors elected Dr. Robert N. Butler as a director.  Dr. Butler is the President and CEO of the U.S. branch of the International Longevity Center (ILC), a policy research and education center. He is also a Professor of Geriatrics at Mount Sinai Medical Center and Co-Chair of the Alliance for Health and the Future of the International Longevity Center, which focuses on Europe. He is a physician, gerontologist, psychiatrist, and Pulitzer-Prize winning author who is perhaps best known for his advocacy of the medical and social needs and rights of the elderly and his research on healthy aging and the dementias.

In 1982, he founded the Department of Geriatrics and Adult Development at the Mount Sinai Medical Center, the first department of geriatrics in a U.S. medical school, and served as Chairman and Brookdale Professor until 1995.

In 1976, Dr. Butler won the Pulitzer Prize in the nonfiction category for Why Survive? Being Old in America. He is co-author of Aging and Mental Health (5th edition, Allyn & Bacon, 1998) and The New Love & Sex After 60 (4th edition, 2002) with Myrna I. Lewis, Ph.D. His new book published in 2008 is The Longevity Revolution.

In 1975, he became the founding director of the National Institute on Aging, where he remained until 1982. While at the NIA, he identified Alzheimer's disease as a national research priority. In addition, Dr. Butler helped found the Alzheimer's Disease Association, the American Association of Geriatric Psychiatry, the American Federation for Aging Research and the Alliance for Aging Research.

Dr. Butler is a member of the Institute of Medicine of the National Academy of Sciences and of the National Academy of Social Insurance. He was a member of the Physician Payment Review Commission, an agency of the U.S. Congress, from 1986-89. He is a founding Fellow of the American Geriatrics Society and vice chairman of the Alliance for Aging Research. He served as Chair, Advisory Committee, 1995, for the White House Conference on Aging. He was a member of the Advisory Committee for the Project on Death in America by the Open Society Institute. He has been a consultant to the U.S. Senate Special Committee on Aging, the Commonwealth Fund, the Brookdale Foundation, the Donald W. Reynolds Foundation and numerous other organizations. He has served on the National Advisory Committees of the Physicians for Human

Rights, the National Women's Health Resource Center and the Mildred and Claude Pepper Foundation, among other organizations. He also served as medical editor-in-chief of Geriatrics, a journal for primary care physicians, for 14 years and has authored approximately 300 scientific and medical articles.

He has received honorary degrees from the University of Gothenburg (Sweden) and the University of Southern California as well as numerous other awards such as the Lienhard Medal of the Institute of Medicine and the Heinz Award for the Human Condition. He received a B.A. degree from Columbia College in 1949 and a M.D. Degree from the College of Physicians and Surgeons of Columbia University in 1952.

In consideration of Dr. Butler joining our Board of Directors, we granted him options to purchase 25,000 common shares under our 2002 Stock Option Plan, as amended, at an exercise price of $ 0.68, which was the closing price of the common shares on the OTC Bulletin Board on the date of grant.  The option grant is subject to shareholder approval of an amendment increasing the number of shares available under the Option Plan.  The options granted are presently exercisable with respect to 15,000 shares, and will vest and thereby become exercisable for the remaining 10,000 shares in equal monthly installments on the last day of each calendar month, through December 2008, for which Dr. Butler completes a month of service on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: August 6, 2008	By /s/ Steven A. Seinberg
Chief Financial Officer

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